Exhibit 99.1

Appleton Reports Fourth Quarter and Year End 2003 Results

(Appleton, Wis., February 26, 2004)  Appleton’s net sales for the fourth quarter ended January 3, 2004, rose 6 percent to $228.8 million compared to net sales of $215.7 million for the same quarter of 2002. The fourth quarter performance continued a trend that saw the Company increase its net sales in each quarter of 2003 compared to the previous 2003 quarter. Fourth quarter 2003 net sales were $11.0 million higher than the third quarter 2003. Third quarter net sales were $7.1 million higher than the second quarter 2003 which in turn were $6.4 million higher than the first quarter 2003.

Appleton’s net sales for fiscal 2003 were $861.5 million compared to $898.0 million for fiscal 2002. Net income for fiscal 2003 rose 16 percent to $11.7 million compared to net income of $10.1 million for fiscal 2002.

Appleton reported a net loss for the fourth quarter 2003 of $6.1 million compared to a net loss of $12.0 million for the same quarter in 2002. The Company recorded a noncash environmental expense of $21.0 million during the fourth quarter of 2002 which represented the Company’s discounted share of its future obligation for the Lower Fox River environmental liability. In the fourth quarter of 2003, Appleton recorded a $1.4 million debt extinguishment charge, a $2.0 million charge related to salaried staff reductions, and a $0.7 million charge to terminate an acquisition effort.

Acquisitions

In December 2003, the Company acquired BemroseBooth; a provider of secure printing services headquartered in Derby, England.  The purchase price was approximately £34 million (approximately $60 million). The Company refinanced and increased its senior term loans by approximately $57 million in December 2003 to fund the acquisition. The results below include Appleton’s ownership of BemroseBooth that began in December 2003.

BemroseBooth is a leading UK provider of “mission critical” secure and specialized print services. BemroseBooth’s products include security printed vouchers and payment cards, mass transit and car parking tickets, variable data labeling, high-integrity mailing and niche publishing. The acquisition provides Appleton with immediate access to security product markets in the UK and Western Europe. BemroseBooth employs approximately 850 people at manufacturing sites in Derby, Hull and Teesside, England. BemroseBooth’s 2003 annual sales revenue was approximately £65 million (approximately $105 million).

In April 2003, Appleton acquired two privately held Wisconsin-based companies, C&H Packaging Company, Inc. and American Plastics Company, Inc. Appleton paid approximately $50 million for the two companies. C&H Packaging prints and converts flexible plastic packaging materials for the food processing, household and industrial product, and medical device industries. American Plastics produces high-quality, custom multilayered films and commercial packaging. American Plastics’ knowledge of films and barrier technology and C&H Packaging’s portfolio of products complement Appleton’s expertise in coating and microencapsulation. Revenue from the packaging companies Appleton acquired in April 2003 was $11.8 million for the fourth quarter 2003 and $30.2 million for the 2003 ownership period.

Performance Packaging Products

Sales revenue from Appleton’s two acquired performance packaging companies grew 20 percent for the fourth quarter of 2003 compared to the same quarter in 2002 and 9 percent for 2003 compared to 2002, although those companies were not part of Appleton’s results prior to April 2003. The increase in revenue resulted from a combination of strong sales to existing customers and the continued strength of emerging new business.

Security Products

Revenue from Appleton’s security business grew 20 percent for the fourth quarter 2003 compared to the same quarter in 2002 and 18 percent for the full year. That growth did not include the December 2003 acquisition of BemroseBooth from which the Company gained an additional $10.9 million of revenue.

Thermal and Advanced Technical Products

Thermal and advanced technical products net sales increased by 9 percent during the fourth quarter of 2003 as compared to the same quarter in 2002. Net sales rose 3 percent for fiscal 2003 despite the impact of downward pricing pressures throughout the year. The Company experienced pricing improvement on its high-volume, low-margin point-of-sale products late in the fourth quarter 2003.

Coated Solutions Products

In the fourth quarter 2003, sales revenue for carbonless products, which account for the majority of the Company’s coated solutions segment, decreased 10 percent compared to the same quarter in 2002. The fourth quarter carbonless volume decline was less than Company expectations for the quarter, while the annual volume decline of 9 percent for carbonless products was in line with Company expectations. Continued pricing pressures combined with expected volume decline led to a 12 percent decrease in carbonless revenue for the full-year 2003 when compared to 2002.

Debt Repayment

During the fourth quarter, Appleton made mandatory principal repayments of $8.1 million on its senior term loans. In December 2003, Appleton borrowed $140 million on its new Term D senior loan to repay the remaining balance of $83.3 million on its Term C senior loan and to fund the BemroseBooth acquisition. As stated earlier, Appleton recorded a $1.4 million charge to extinguish its Term C senior loan. During the fourth quarter of 2003, Appleton also repaid the remaining $22 million on its revolving line of credit that was used in the second quarter of 2003 to acquire C&H Packaging Company and American Plastics Company. Late in the fourth quarter Appleton borrowed $10 million on its revolving line of credit. In January 2004, the Company repaid the $10 million and had no outstanding balance on its revolving line of credit.

Earnings release conference call

Appleton will host a conference call to discuss its fourth quarter and year-end 2003 results Friday, February 27 at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors   A replay will be available for 10 days.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security, inkjet and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and the United Kingdom, employs approximately 3,400 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements

This news release contains forward-looking statements.  The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements.  All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements.  All forward-looking statements speak only as of the date on which they are made.  They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2002 Annual Report on Form 10-K.  Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton’s senior credit facilities and senior subordinated notes.  All financial information contained in the following tables are presented for Paperweight Development Corp. on a consolidated basis.

Table 1

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Three Months Ended	Three Months Ended
	January 3, 2004	December 28, 2002
	(unaudited)	(unaudited)

Net sales	$ 228,783	$ 215,669

Cost of sales	173,832	153,006

Gross profit	54,951	62,663

Selling, general and administrative expenses	44,180	38,695
Restructuring and other charges	2,007	-
Environmental expense	-	21,017

Operating income	8,764	2,951

Interest expense	14,003	14,738
Interest income	(62)	(109)
Debt extinguishment expenses	1,396	-
Other income	(295)	-

Loss before income taxes	(6,278)	(11,678)
(Benefit) provision for income taxes	(216)	336

Net loss	$ (6,062) ===============	$ (12,014) ===============

Other Financial Data:

Operating income	$ 8,764	$ 2,951
Depreciation and amortization	18,368	16,745

Table 2

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Year Ended	Year Ended
	January 3, 2004	December 28, 2002

Net sales	$ 861,453	$ 897,973

Cost of sales	633,606	630,712

Gross profit	227,847	267,261

Selling, general and administrative expenses	159,103	156,577
Restructuring and other charges	2,629	-
Environmental expense	-	21,017

Operating income	66,115	89,667

Interest expense	54,160	68,354
Interest income	(315)	(990)
Debt extinguishment expenses	1,396	11,754
Other income	(1,085)	(46)

Income before income taxes	11,959	10,595
Provision for income taxes	299	503

Net income	$ 11,660 ===============	$ 10,092 ===============

Other Financial Data:

Operating income	$ 66,115	$ 89,667
Depreciation and amortization	70,824	67,977